EXHIBIT 2.1

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (hereinafter referred to as the “Agreement”), is entered into as of this ___ day of _________, by and among, MARKETINGMOBILE TEXT, INC., a Nevada corporation (“MTI”), Slimko Holdings LLC, the principal stockholder of MTI (the “Majority Shareholder”), GREEN REMANUFACTURING SOLUTIONS, LLC, a Delaware limited liability company (“GRS”) and each of the equityholders of GRS (the “GRS Holders”). (MTI, GRS, and the GRS Holders are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party”).

WITNESSETH

WHEREAS, MTI is a publicly-owned Nevada corporation with 10,400,000 shares of common stock, par value $0.001 per share, issued and outstanding (the “MTI Common Stock”) and is quoted on the Over the Counter Bulletin Board (the “OTCBB”) under the symbol “MMTX”.

WHEREAS, GRS is a Delaware limited liability company, all of the outstanding equity of GRS (the “GRS Interests”), are owned as of the date hereof by all the GRS Holders.

WHEREAS, MTI shall acquire all of the GRS Interests from the GRS Holders solely in exchange for an aggregate of 2,300,000 newly issued shares of MTI Common Stock (the “Exchange Shares”), pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, prior to the closing of the transactions contemplated hereby, MTI shall have obtained shareholder approval to amend its Articles of Incorporation (the “Amendment”) to (a) increase its authorized capital stock to 310,000,000 shares of which 300,000,000 will be designated MTI Common Stock and 10,000,000 will be designated “blank check” preferred stock (“Authorized Increase”), (b) effect to a forward-split such that ten (10) shares of MTI Common Stock will be issued for every 1 share of MTI Common Stock issued and outstanding immediately prior to filing of the amendment (the “Forward Split”), and (c) change its name to Green Remanufacturing Solutions, Inc. (the “Name Change”).

WHEREAS, immediately upon consummation of the Closing (as hereinafter defined), the Exchange Shares will be issued to the individuals and entities identified on Schedule I in the number of shares identified on Schedule I.

WHEREAS, simultaneously with, and as a condition precedent of, the Closing, MTI and GRS shall consummate a private placement offering of MTI Stock pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, of a minimum, on a post-Forward Split basis, of Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (3,333,333) shares of MTI Common Stock (the “Minimum Amount”) and up to a maximum of Six Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (6,666,666) shares of MTI Common Stock (the “Maximum Amount”) at the post-forward split purchase price of $0.75 per share for a maximum aggregate offering amount of $5,000,000 (the “Financing”).

WHEREAS, following the Closing, GRS will become a wholly-owned subsidiary of MTI and after giving effect to the cancellation of 9,944,000 shares of MTI Stock pursuant to the provisions of this Agreement, the Exchange Shares will represent approximately Seventy-Four Percent (74%) of the total outstanding shares of MTI assuming the Minimum Amount of the Financing is closed upon, and will represent approximately Sixty-Six (66%) Percent of the total outstanding shares of MTI Common Stock, and, assuming closing of the Financing in the Maximum Amount

WHEREAS, the Parties intend that the transaction contemplated herein (the “Transaction”) qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PLAN OF EXCHANGE

1.1          The Exchange. At the Closing (as hereinafter defined), all of the GRS Interests issued and outstanding immediately prior to the Closing Date shall be exchanged for Two Million Three Hundred Thousand (2,300,000) shares of MTI Common Stock (i.e. the Exchange Shares. For sake of clarity, all of the GRS Interests shall be transferred to MTI, and the Exchange Shares shall be issued to the individuals and entities, and in the amounts, identified on Schedule I. Immediately following the Exchange, the Majority Shareholder shall retire 9,944,000 of the 10,000,000 shares of MTI Common Stock held immediately prior to the Exchange. From and after the Closing Date, the GRS Holders shall no longer own any GRS Interests. Any fractional shares that would result from such exchange will be rounded up to the next highest whole number.

1.2          No Dilution. Except as set forth herein, MTI shall neither effect, nor fix any record date with respect to, any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the MTI Common Stock between the date of this Agreement and the Closing.

1.3          Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur immediately following the execution of this Agreement providing the closing conditions set forth in Articles VI and VII have been satisfied or waived in writing by each party’s respective Board of Directors (the “Closing Date”).

1.4          Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.3, 5.4, 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier. At the Closing, the Exchange Shares shall be issued in the names and denominations provided by GRS.

1.5          Exemption From Registration. MTI and GRS intend that the Exchange Shares to be issued pursuant to Section 1.1 hereof will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF GRS

GRS represents and warrants to MTI that the statements contained in this Article II are true and correct to the knowledge of GRS. For purposes of this Article II, the phrase “to the knowledge of GRS” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of GRS immediately before the Closing.

2.1          Organization. GRS is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. GRS has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a GRS Material Adverse Effect (as defined below). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of GRS’s organizational documents. GRS has taken all action required by laws, its Articles of Organization, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. GRS has full power, authority, and legal right and has taken or will take all action required by law, its Articles of Organization, and otherwise to consummate the transactions herein contemplated. For purposes of this Agreement, “GRS Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of GRS or its subsidiaries taken as a whole.

2.2          Capitalization. All of the issued and outstanding GRS Interests are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no notes or other indebtedness convertible into any class of the GRS’s membership interests, outstanding or authorized options, warrants, rights, agreements or commitments to which GRS is a party or which are binding upon GRS providing for the issuance or redemption of any of its membership interests. There are no outstanding or authorized appreciation, phantom or similar rights with respect to GRS. There are no agreements to which GRS is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights), of any securities of GRS. To the knowledge of GRS, there are no agreements among other parties, to which GRS is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of GRS. All of the issued and outstanding GRS Interests were issued in compliance with applicable federal and state securities laws.

2.3          Financial Statements.

(a) GRS has filed all local income tax returns required to be filed by it from its inception to the date hereof. All such returns are complete and accurate in all material respects.

(b) GRS has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which GRS may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c) No deficiency for any taxes has been proposed, asserted or assessed against GRS. There has been no tax audit, nor has there been any notice to GRS by any taxing authority regarding any such tax audit, or, to the knowledge of GRS, is any such tax audit threatened with regard to any taxes or GRS tax returns. GRS does not expect the assessment of any additional taxes of GRS for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of GRS.

(d) GRS shall have provided to MTI the audited balance sheets of GRS as of, and the audited statements of income, shareholders’ equity and cash flows of GRS for the years ended December 31, 2012 and 2011 (the “GRS Balance Sheet Date”), and the unaudited balance sheet of GRS as of, and the audited statements of income, shareholders’ equity and cash flows of GRS for the six months ended June 30, 2013 (collectively “GRS Financial Statements”). The GRS Financial Statements have been prepared from the books and records of GRS in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of GRS and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such GRS Financial Statements in the MTI filings with the SEC as required by the Securities Exchange Act of 1934 (the “Exchange Act”) and are consistent with the books and records of GRS and the Subsidiaries, except as provided in the notes thereto.

(e) The books and records, financial and otherwise, of GRS are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4          Disclosure. No representation or warranty by GRS contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of GRS pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. GRS has disclosed to MTI all material information relating to the business of GRS or any Subsidiary or the transactions contemplated by this Agreement.

2.5          Undisclosed Liabilities. GRS does not have any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the GRS Balance Sheets referred to in Section 2.3, (d) liabilities which have arisen since the GRS Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. As used in this Agreement, “Ordinary Course of Business” means the ordinary course of GRS’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.6          Absence of Certain Changes or Events. Except as set forth in this Agreement or:

(a) except in the Ordinary Course of Business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of GRS or any Subsidiary; or (ii) any damage, destruction, or loss to GRS (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of GRS;

(b) GRS has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent GRS consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of GRS; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7          Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of GRS, threatened by or against GRS, or affecting GRS, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8          No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which GRS is a party or to which any of its properties or operations are subject.

2.9          Contracts. GRS has provided, or will provide MTI, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which GRS is a party or by which it or any of its assets, products, technology, or properties are bound.

2.10      Compliance With Laws and Regulations. GRS has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of GRS.

2.11      Approval of Agreement. The managing members and or directors of GRS (the “GRS Board”) and the GRS Holders will have authorized the execution and delivery of this Agreement by GRS and will have approved the transactions contemplated hereby prior to the Closing. This Agreement has been duly and validly executed and delivered by GRS and constitutes a valid and binding obligation of GRS, enforceable against GRS in accordance with its terms.

2.12      Title and Related Matters. GRS has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the GRS balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except: statutory liens or claims not yet delinquent; and as described in the GRS Disclosure Schedule.

2.13      Governmental Authorizations. GRS has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by GRS of this Agreement and the consummation by GRS of the transactions contemplated hereby.

2.14      Continuity of Business Enterprises. GRS has no commitment or present intention to liquidate GRS or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.15      GRS Holders. The GRS Holders are the legal and beneficial owners of 100% of the GRS Interests, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the GRS Holders have full right, power, and authority to transfer, assign, convey, and deliver their respective GRS Interests; and delivery of such GRS Interests at the Closing will convey to MTI good and marketable title to such GRS Interests free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such GRS Interests being held by MTI.

2.16      Brokers. Except for Brookville Capital Partners LLC (“Brookville”), which GRS has engaged as placement agent solely in connection with the Financing, GRS has not entered into any contract with any person, firm or other entity that would obligate GRS or MTI to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

2.17      Subsidiaries and Predecessor Corporations. Except as set forth on Schedule 2.17 hereto, GRS has no Subsidiaries (a “Subsidiary”). For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”).The Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. The Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a GRS Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. GRS has delivered or made available to MTI complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary. The Subsidiary is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the Subsidiary’ issued and outstanding equity securities are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity securities of the Subsidiary that are held of record or owned beneficially by GRS free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Except as set forth herein, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which GRS or the Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of the Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Subsidiary. To the knowledge of GRS, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity securities of any Subsidiary. GRS does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability GRS, joint venture, trust or other business association other than the Subsidiary.

2.18      Intellectual Property. GRS owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by GRS to other parties (together, the “Customer Deliverables”) and (ii) to operate the internal systems of GRS that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to GRS and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “GRS Intellectual Property”). Each item of GRS Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. GRS has taken all reasonable measures to protect the proprietary nature of each item of GRS Intellectual Property. To the knowledge of GRS, (a) no other person or entity has any rights to any of GRS Intellectual Property owned by GRS except pursuant to agreements or licenses entered into by GRS and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of GRS Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.

2.19      Certain Business Relationships With affiliates. Except as set forth on Schedule 2.19 hereto, and except as contemplated by employment agreements, consulting agreements and the agreements contemplated by the Transactions: (i) no affiliate of GRS (a) owns any property or right, tangible or intangible, which is used in the business of GRS, (b) has any claim or cause of action against GRS, or (c) owes any money to, or is owed any money by, GRS.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF MTI

MTI represents and warrants to GRS that the statements contained in this Article III are true and correct:

3.1          Organization. MTI is a Nevada corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the MTI Disclosure Schedule are complete and correct copies of the Articles of Incorporation and bylaws of MTI, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of MTI’s Articles of Incorporation or bylaws. MTI has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and MTI has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

3.2          Capitalization. The authorized capital stock of MTI consists of 290,000,000 shares of MTI Common Stock. Immediately prior to the Closing and after giving effect to the Amendment the authorized capital stock of MTI shall be 310,000,000 shares of which 300,000,000 will be designated MTI Common Stock and 10,000,000 will be designated blank check preferred stock. Immediately following the Closing and after giving effect to the issuance of the Exchange Shares and surrender and subsequent cancellation of 9,944,000 shares of MTI Common Stock and the Forward Split, there shall be 27,560,000 shares of MTI Common Stock (without giving effect to shares of MTI Common Stock issued to investors and Brookville in connection with the Financing) issued and outstanding, and no shares of preferred stock issued and outstanding. All of the issued and outstanding shares of MTI Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which MTI is a party or which are binding upon MTI providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to MTI. There are no agreements to which MTI is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of MTI. To the knowledge of MTI, there are no agreements among other parties, to which MTI is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of MTI. All of the issued and outstanding shares of MTI Common Stock were issued in compliance with applicable federal and state securities laws. The Exchange Shares to be issued at the Closing pursuant to Section 1.1 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.

3.3          Financial Statements. The audited financial statements and unaudited interim financial statements of the MTI included in the MTI Reports (collectively, the “MTI Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the MTI as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the MTI.

3.4          Securities Act and Exchange Act Filings. MTI has furnished or made available to GRS complete and accurate copies, as amended or supplemented, of its (a) effective Registration Statement on Form S-1, which contains audited financial statements for the period August 31, 2011 (inception) through September 30, 2011 as filed with the SEC (SEC File No. 333-178652), (b) Annual Report on Form 10-K for the Fiscal Year ended September 30, 2012, which contains audited financial statements for the period August 31, 2011 (inception) through September 30, 2012, and (c) all other reports filed by MTI under Section 13 or 15(d) of the Exchange Act and all proxy or information statements filed by MTI under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since December 21, 2011 (such documents are collectively referred to herein as the “MTI Reports”). The MTI Reports constitute all of the documents required to be filed by MTI under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from September 10, 2008 through the date of this Agreement. MTI Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. Each MTI Report filed under the Exchange Act was filed on or before its due date (if any) or within the applicable extension period provided under the Exchange Act. As of their respective dates, MTI Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5          Undisclosed Liabilities. Except as set forth in Section 3.5 of the MTI Disclosure Schedule, to the knowledge of MTI, MTI does not have any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the MTI Reports referred to in Section 2.3 and (b) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. As used in this Agreement, “Ordinary Course of Business” means the ordinary course of MTI’s business, consistent with past custom and practice (including with respect to frequency and amount).

3.6          Absence of Certain Changes or Events. Except as described herein or in the MTI Disclosure Schedule:

(a) There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of MTI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of MTI;

(b) MTI has not (i) amended its Articles of Incorporation or by-laws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of MTI; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c) MTI has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent MTI balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of MTI; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;

(d) MTI has no assets, liabilities or accounts payable of any kind or nature, actual or contingent, in excess of $6,000 in the aggregate as of the Closing Date; and

(e) To the best knowledge of MTI, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of MTI.

3.7          Title and Related Matters. MTI has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the MTI balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except:

(a) statutory liens or claims not yet delinquent;

(b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and

(c) as described in the MTI Disclosure Schedule.

3.8          Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of MTI, threatened by or against or affecting MTI, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.9          Contracts. MTI is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in its schedules to this Agreement.

3.10      No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which MTI is a party or to which it or any of its assets or operations are subject.

3.11      Governmental Authorizations. MTI is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by MTI of this Agreement and the consummation by MTI of the transactions contemplated hereby.

3.12      Compliance With Laws and Regulations. MTI:

(a) and the conduct and operations of its businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a MTI Material Adverse Effect;

(b) has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c) has not, and the past and present officers, directors and affiliates of MTI have not, been the subject of, nor does any officer or director of MTI have any reason to believe that MTI or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e) has not, and the past and present officers, directors and affiliates have not, been the subject of, nor does any officer or director of MTI have any reason to believe that MTI or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f) does not and will not immediately prior to the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g) is not a “blank check Company” as such term is defined by Rule 419 of the Securities Act.

3.13      Insurance. MTI owns no insurable properties and carries no casualty or liability insurance.

3.14      Approval of Agreement. The board of directors of MTI (the “MTI Board”) has authorized the execution and delivery of this Agreement by MTI and has approved this Agreement and the transactions contemplated hereby.

3.15      Material Transactions of Affiliations. Except as disclosed herein and in the MTI Disclosure Schedule, there exists no material contract, agreement, or arrangement between MTI and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by MTI to own beneficially, 10% or more of the issued and outstanding common stock of MTI and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 10% stockholder of MTI has, or has had during the last preceding full fiscal year, any known interest in any material transaction with MTI which was material to the business of MTI. MTI has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

3.16      Employment Matters. MTI has no employees other than its executive officers.

3.17      Brokers. Except for Brookville, which MTI has engaged as placement agent solely in connection with the Financing, MTI has not entered into any contract with any person, firm or other entity that would obligate GRS or MTI to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

3.18      Subsidiaries. MTI has no Subsidiaries.

ARTICLE IVDisclosure. No representation or warranty by MTI contained in this Agreement or in any of the Transaction documentation, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of MTI pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. MTI has disclosed to GRS all material information relating to the business of MTI or the transactions contemplated by this Agreement.

ARTICLE V
SPECIAL COVENANTS

5.1          Current Report. In connection with the Closing, the Parties shall file a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Each of GRS and MTI shall cause the Current Report to be filed with the SEC no later than four business days of the Closing and to otherwise comply with all requirements of applicable federal and state securities laws.

5.2          Actions of MTI Shareholders. Prior to the Closing, MTI shall cause and demonstrate to GRS the following actions have been taken by the written consent of the holders of a majority of the outstanding shares of common stock of MTI:

(a) the approval of this Agreement and the Transactions contemplated hereby and thereby; and

(b) such other actions as the directors may determine are necessary or appropriate.

5.3          Actions of GRS. Prior to the Closing, GRS shall cause and demonstrate to MTI the following actions have been taken by the written consent of the holders of a majority of the outstanding shares of GRS:

(a) the approval of this Agreement and the Transactions contemplated hereby and thereby; and

(b) such other actions as the directors may determine are necessary or appropriate.

5.4          Access to Properties and Records. MTI and GRS will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of MTI or GRS in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of MTI or GRS as the other shall from time to time reasonably request.

5.5          Delivery of Books and Records. At the Closing, MTI shall deliver to GRS, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents.

5.6          Actions Prior to Closing by both Parties.

(a) From and after the date of this Agreement until the Closing Date and except as permitted or contemplated by this Agreement, MTI and GRS will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) Except as set forth herein, from and after the date of this Agreement until the Closing Date, neither MTI nor GRS will: (i) make any change in their organizational documents, charter documents or bylaws; (ii) take any action described in Section 2.6 in the case of GRS, or in Section 3.6, in the case of MTI (all except as permitted therein or as disclosed in the applicable party’s schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

5.7          Indemnification.

(a) GRS hereby agrees to indemnify MTI and each of the officers, agents and directors of MTI as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b) of this Agreement.

(b) MTI hereby agrees to indemnify GRS and each of the officers, agents and directors of GRS as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby in accordance with the provisions of Section 1.4.

5.8          Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each Party hereto shall use its reasonable best efforts to cause the Share Exchange to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Share Exchange from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

5.9          GRS Option Plan. Prior to or as of the Closing Date, the Board of Directors and shareholders of MTI shall have adopted an Employee Incentive Stock Option Plan (“ESOP”) in form and substance acceptable to GRS permitting the issuance of up to 2,146,660 shares of MTI Common Stock on a post Forward Split basis.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF MTI

The obligations of MTI under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1          Completion of the Financing. A sufficient number of subscriptions shall have been received for shares of MTI Common Stock to consummate the Minimum Amount in the Financing.

6.2          Accuracy of Representations; Performance. The representations and warranties made by GRS in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and GRS shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by GRS prior to or at the Closing. MTI may request to be furnished with a certificate, signed by a duly authorized officer of GRS and dated the Closing Date, to the foregoing effect.

6.3          Officer’s Certificates. MTI shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of GRS to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of GRS threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the GRS Disclosure Schedule, by or against GRS which might result in any material adverse change in any of the assets, properties, business, or operations of GRS.

6.4          No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of GRS, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.

6.5          Other Items.

MTI shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as MTI may reasonably request.

(a) Complete and satisfactory due diligence review of GRS by MTI.

(b) Approval of the Transaction by the GRS Board of Directors and the GRS Holders.

(c) Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from GRS’s lenders, creditors, vendors and lessors.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF GRS

The obligations of GRS under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

7.1          Completion of the Financing. A sufficient number of subscriptions shall have been subscribed and paid for shares of MTI Common Stock to consummate the Minimum Amount in the Financing.

7.2          Accuracy of Representations; Performance. The representations and warranties made by MTI in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and MTI shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by MTI prior to or at the Closing. GRS shall have been furnished with a certificate, signed by a duly authorized executive officer of MTI and dated the Closing Date, to the foregoing effect.

7.3          Officer’s Certificate. GRS shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of MTI to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of MTI threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

7.4          No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of MTI nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of MTI.

7.5          Good Standing. GRS shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that MTI is in good standing as a corporation in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

7.6          Amendment. GRS shall have received a filed copy of MTI’s Amendment, reflecting the Authorized Increase, Forward Split and Name Change.

7.7          Other Items.

(a) GRS shall have received a stockholder list of MTI containing the name, address, and number of shares held by each MTI stockholder as of the date of Closing certified by an executive officer of MTI as being true, complete, and accurate by MTI transfer agent.

(b) GRS shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as GRS may reasonably request.

(c) Complete and satisfactory due diligence review of MTI by GRS.

(d) Approval of the Transaction by the MTI Board.

(e) There shall have been no material adverse changes in MTI, financial or otherwise.

(f) There shall be no MTI Common Stock Equivalents outstanding as of immediately prior to the Closing. For purposes of the foregoing, “MTI Common Stock Equivalents” shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from MTI, or obligating MTI to issue, any shares of any class of the capital stock of MTI or any securities convertible into or exchangeable for such shares.

(g) Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from MTI’s lenders, creditors; vendors, and lessors.

ARTICLE VIII
TERMINATION

8.1          Termination.

This Agreement may be terminated by either the GRS Board or the MTI Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; (iii) there shall have been any change after the date of the latest balance sheets of GRS and MTI, respectively, in the assets, properties, business, or financial condition of GRS and MTI, which could have a materially adverse affect on the value of the business of GRS and MTI respectively, except any changes disclosed in the GRS and MTI Disclosure Schedule, as the case may be, dated as of the date of execution of this Agreement. In the event of termination pursuant to this paragraph (a) of Section 7.1, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated; (iv) the Closing Date shall not have occurred by December 31, 2013; or (v) if MTI shall not have provided responses satisfactory in GRS’s reasonable judgment to GRS’s request for due diligence materials.

This Agreement may be terminated at any time prior to the Closing by action of the MTI Board if GRS shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of GRS contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to GRS. If this Agreement is terminated pursuant to this paragraph (b) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that GRS shall bear its own costs as well as the costs incurred by MTI in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities contemplated hereby for exemption from the registration requirements of state and federal securities laws.

This Agreement may be terminated at any time prior to the Closing by action of the GRS Board if MTI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of MTI contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to MTI. If this Agreement is terminated pursuant to this paragraph (c) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that MTI shall bear its own costs as well as the costs of GRS incurred in connection with the negotiation, preparation, and execution of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1          Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Nevada. Any dispute arising under or in any way related to this Agreement will be determined exclusively in the Federal or State Courts, for the County of New York, New York.

9.2          Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

9.3          Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

9.4          Confidentiality. MTI, on the one hand, and GRS, on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential. The provisions of this Section 8.4 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. MTI and GRS agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

9.5          Expenses. Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, all costs and expenses incurred by GRS and MTI after the Closing shall be borne by the surviving entity. After the Closing, the costs and expenses of the GRS Holders shall be borne by MTI.

9.6          Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

9.7          Third Party Beneficiaries. This contract is solely between MTI, GRS and the GRS Holders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

9.8          Entire Agreement. This Agreement represents the entire agreement between the parties relating to the Transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

9.9          Survival. The representations and warranties of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

9.10      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

9.11      Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

9.12      Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

MARKETINGMOBILE TEXT, INC.

By:
Name:	Anslem Bartholomew
Title:	Chief Executive Officer

GREEN REMANUFACTURING SOLUTIONS, llc

By:
Name:	Eugene Fernandez
Title:	Vice President

SLIMKO HOLDINGS, LLC

By:
Name:
Title: